Exhibit 10.5

AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT

PERSONAL AND CONFIDENTIAL

Dear                    :

Bristol-Myers Squibb Company (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel. Our Board of Directors (the “Board”) recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of key personnel to the detriment of the Company and our stockholders. Therefore, the Board has determined to enter into this agreement with you (i) to encourage and reinforce your attention and dedication to your assigned duties without distraction in the face of the disruptive circumstances that can arise from a possible change in control of the Company, (ii) to enhance our ability to retain you in those circumstances, and (iii) to provide you with fair and reasonable protection from the risks of a change in ownership and control so that you will be in a position to help the Company complete a transaction that would be beneficial to stockholders. Accordingly, you and the Company agree as follows:

1. Term of Agreement and Protected Period.

(a) Term of Agreement. This Agreement shall be effective as of January 1, 2009 and shall continue in effect through December 31, 2009, and commencing on January 1, 2010, and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than December 1 of the year preceding the renewal date, either party to this Agreement has given notice to the other that the Agreement shall not be extended under this Section 1(a); provided, however, that if a Change in Control or Potential Change in Control (as defined below) have occurred during the term of this Agreement, this Agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control. The foregoing notwithstanding, this Agreement shall terminate upon your attaining your Retirement Date.

(b) Protected Period. The “Protected Period” is the period from the time of occurrence of a Change in Control until the end of the 36th month after the Change in Control, except that the introductory text to Section 4 provides that certain events occurring before a Change in Control shall be deemed to have occurred during the Protected Period.

2. Change in Control and Potential Change in Control.

(a) A “Change in Control” shall be deemed to have occurred if, during the term of this Agreement, on the earliest to occur of the following dates:

(i) The date any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the Company;

(ii) The date of consummation of a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(iii) The date the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

(iv) The date there shall have been a change in the composition of the Board of Directors of the Company within a two (2) year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company’s stockholders or, if earlier, initial appointment to the Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period together with the directors who were previously so approved.

The foregoing notwithstanding, a Change in Control shall not include any event, circumstance or transaction resulting from the actions of any entity or group which is affiliated with you, unless the event, circumstance or transaction is within six months following a Potential Change in Control which resulted from the action of an entity or group not affiliated with you. The term “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(b) A “Potential Change in Control” shall be deemed to have occurred if, during the term of this Agreement:

(i) The Company enters into a written agreement, the consummation of which would result in a Change in Control; or

(ii) The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(iii) Any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities (except, if the Beneficial Owner is an institutional investor eligible to file a Schedule 13G in respect of the Company under Rule 13d-1(b), this threshold shall be 15%), thereafter increases such Person’s beneficial ownership of such securities by 5% or more; or

(iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

3. Employee Covenants.

You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company or a subsidiary until the date that is six months after the earliest Potential Change in Control, except your commitment will end upon (i) the occurrence of a Change in Control, (ii) your Termination by reason of death , (iii) your Termination by the Company for any reason, or (iv) any other Termination under which you become entitled to severance and benefits under Section 4(b) of this Agreement. A “Termination” means your “separation from service” from the Company and all subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h).

4. Termination and Resulting Compensation and Benefits. The Agreement provides no compensation or benefits in connection with Terminations which occur at times other than during the Protected Period,

except that, if you are Terminated prior to a Change in Control by the Company without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control, or if you Terminate with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, and if in each case the Change in Control occurs within one year after your Termination, then your Termination shall be deemed to have been during the Protected Period and following a Change in Control and shall qualify for the compensation and benefits specified in Section 4(b).

(a) Termination by the Company for Cause, by You Without Good Reason, or by Reason of Death, and Failure to Perform Duties Due to Disability. If during the Protected Period you are Terminated by the Company for Cause, you voluntarily Terminate without Good Reason, Termination occurs due to your death, or you fail to perform your duties with the Company as a result of Disability, the Company will have no obligation to pay any compensation or benefits to you under this Agreement, but the following obligations will apply:

(i) In the case of failure to perform your duties due to Disability, you will be compensated on terms at least as favorable as those of the Company’s short-term and long-term disability plans as in effect immediately prior to the Change in Control.

(ii) For any such Termination, you will be paid your salary through the Date of Termination plus all other compensation and benefits payable through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, subject to Section 5. If any annual incentive compensation was potentially earnable by you by performance in a year that has been completed, and such year was completed at the date of the Termination but the annual incentive compensation was not yet determined or not yet paid, the Company will determine the amount payable in good faith and with no exercise of negative discretion except as is consistent with the exercise of such negative discretion for other executives of the Company who have not Terminated (taking into account practice in prior years in determining such annual incentive awards); provided, however, that this sentence will not apply in the case of a Termination by the Company for Cause.

(iii) You will receive other compensation and benefits accrued and owing but not yet paid at the Date of Termination and any compensation and benefits as may be provided under the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements on terms at least as favorable as those in effect immediately prior to the Change in Control.

(b) Terminations Triggering Severance Compensation and Benefits. In lieu of any other severance compensation or benefits to which you may otherwise be entitled under any plan, program, policy or arrangement of the Company or any subsidiary, entitlement to which you hereby expressly waive, the Company will pay you the payments described in this Section 4(b) (the “Severance Payments”) upon Termination during the Protected Period and during the term of this Agreement, unless such termination is (i) by the Company for Cause, (ii) by reason of death, (iii) due to your failure to perform your duties with the Company as a result of Disability, or (iv) by you without Good Reason. The compensation and benefits provided under this Section 4(b) are as follows:

(i) The Company will pay you the amounts specified in Section 4(a)(ii).

(ii) In lieu of any further salary payments to you and in lieu of any severance benefit otherwise payable to you, the Company will pay you, in the form specified in Section 5 (a lump sum to the extent permissible), a severance payment, in cash, equal to one or, if less, the number of years, including fractions, from your Date of Termination until you reach your Retirement Date, times the sum of (i) the higher of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or your annual base salary in effect immediately prior to the Change in Control, and (ii) the aggregate amount of your target annual bonus opportunity for the year in which the Notice of Termination was given under the annual incentive plan applicable to you as in effect immediately prior to the occurrence of the event or circumstances giving rise to the Notice of Termination or, if greater, your target annual bonus under the applicable plan for the preceding year.

(iii) The Company will pay to you, in the form specified in Section 5 (a lump sum to the extent permissible), an amount, in cash, equal to the sum of (A) any incentive compensation which has been earned, allocated or awarded by you or to you for a completed calendar year or other measuring period preceding the Date of Termination but has not yet been paid (this shall not result, however, in duplication of payments under Section 4(b)(i) and 4(a)(ii)), with any further service requirement for the vesting of such compensation deemed met as of the Date of Termination, and (B), in the case of any annual incentive award contingent upon performance (i.e., a contingency other than continued service), equal to the pro rata portion of each authorized award or award opportunity for any performance measurement period that was in effect at the Date of Termination, calculated as to each such award assuming that any performance goal or measurement will have been achieved (for the entire performance period) at the level of the actual results achieved, if available, or if not at the target level; provided, however, any additional forfeiture conditions in the nature of a “clawback” contained in any plan or award agreement shall continue to apply to any payment under clause (A) or (B), and shall be deemed your covenants to be performed following termination. For purposes of clause (B), the pro rata portion shall be determined based on the proportion of the performance period elapsed from the beginning of such period until the Date of Termination, and any service, vesting or other non-performance requirement relating to such an award, including a service period that would have extended after the performance period, will be deemed met; provided, however, that the payment authorized by Section 4(b)(iii)(B) will be limited if the terms of any award or other agreement specifically limit the payment under this agreement (referring clearly to this agreement or a predecessor change in control agreement).

(iv) In the case of restricted stock, restricted stock units, options, stock appreciation rights (“SARs”) and other equity awards, other than performance-based awards governed by Section 4(b)(iii) above, such awards shall be deemed fully vested and non-forfeitable (to the extent not previously vested and non-forfeitable) and restrictions on such awards shall automatically lapse as of the Date of Termination (subject to Section 5), and options and SARs and other exercisable awards will be immediately exercisable in full at that date; provided, however, that (A) the enhanced rights and benefits specified in this Section 4(b)(iv) will be limited if and to the extent that the terms of any award or other agreement specifically limit such enhanced rights and benefits under this agreement (referring clearly to this agreement or a predecessor change-in-control agreement); (B) if minimum vesting requirements applicable to any award under the 2007 or 2002 Stock Incentive Plan or other Company plan do not permit such accelerated vesting, the Company will make a cash payment to you equal to the fair market value (net of any exercise price) of such award at the Date of Termination, whereupon such award will be canceled; (C) any additional forfeiture conditions in the nature of a “clawback” contained in any plan or award agreement shall continue to apply, and shall apply to any payment under clause (B), and shall be deemed your covenants to be performed following termination; and (D) the acceleration of options and SARs and other awards provided for hereunder is subject to the limitations specified in Section 4(c).

(v) In addition to the retirement benefits to which you are entitled under the Bristol-Myers Squibb Company Retirement Income Plan (the “Retirement Plan”) and the Bristol-Myers Squibb Company Benefit Equalization Plan relating to the Retirement Plan (the “BEP”), or any successor plans thereto, the Company will pay you an additional amount (the “Additional Amount”) equal to the excess of :

(x)	the actuarial equivalent present value of the retirement pension (determined as a straight life annuity commencing at your Retirement Date) which you would have accrued under the terms of the Retirement Plan and BEP (without regard to any amendment to the Retirement Plan or BEP made subsequent to a Change in Control which is adverse to you), determined as if you (A) were fully vested thereunder, and (B) had accumulated (after the Date of Termination) 12 additional months of age and service credit thereunder at your highest annual rate of compensation (as such term is defined under the BEP) during the 12 months immediately preceding the Date of Termination (but in no event will you be deemed to have accumulated additional service credit in excess of the maximums taken into account under the Retirement Plan and BEP) (the “Additional Age/Service Credit”)

over

(y)	the actuarial equivalent present value of the vested retirement pension (determined as a straight life annuity commencing at your Retirement Date) which you had then accrued pursuant to the respective provisions of the Retirement Plan and BEP (the BEP portion of such retirement pension being the “Base BEP Benefit”).

The Additional Amount will be paid, in the form specified in Section 5 (a lump sum to the extent permissible), as a cash amount following your Termination in accordance with Section 5 hereof. If you have not attained age 55 with ten years of service credit as of the Date of Termination (after taking into account the Additional Age/Service Credit), you will receive the payments under this Section 4(b)(v) as though you had attained age 55 with ten years of service credit as of the Date of Termination, and without actuarial reduction to reflect the fact that you have not attained age 55 with ten years of service as of the Date of Termination. For purposes of this Section 4(b)(v), “actuarial equivalent” will be determined using the same methods and assumptions utilized under the Retirement Plan immediately prior to the Date of Termination.

(vi) For a 12-month period after the Date of Termination (subject to Section 5), the Company will arrange to provide you with life and health (including medical and dental) insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). Benefits otherwise receivable by you pursuant to this Section 4(b)(vi) will be reduced to the extent comparable benefits are actually received by or made available to you without greater cost to you than as provided by the Company during the 12-month period following your termination of employment (and any such benefits actually received by you will be reported to the Company by you).

(vii) Following the 12-month period described in Section 4(b)(vi), you will be immediately eligible to participate (although you may elect to defer commencement of such participation to such later date as you will determine) in the Company’s retiree medical plans, whether or not you have satisfied any age and service requirements then applicable. For purposes of determining the level of your participation thereunder, you will be deemed to have accumulated 12 months of additional age and service credit; it being understood that if your age and service credit (as augmented hereunder) do not satisfy the minimum requirements for eligibility, you will be eligible to participate at the level requiring the maximum contribution requirement by an eligible retiree. Notwithstanding the foregoing, in the event that the foregoing retiree benefits fail to comply with the requirements of Section 409A of the Code, then in lieu of receiving such benefits, you will be entitled to receive cash payments from the Company that will equal the Company’s cost of providing those benefits to you. Your first payment in lieu of those retiree benefits will be made in the first month following cessation of the coverage or payments in lieu of coverage as provided under Section 4(b)(vi) hereof.

(viii) In addition to the vested amounts, if any, to which you are entitled under the Company’s Savings and Investment Program, including the Company’s Benefit Equalization Plan for the Savings and Investment Program, as of the Date of Termination, the Company will pay you a lump sum amount (subject to Section 5) equal to the value of the unvested portion, if any, of the employer matching contributions credited to you under the Company’s Savings and Investment Program, including the Company’s Benefit Equalization Plan for the Savings and

Investment Program (to the extent such unvested portion is forfeited as a result of your Termination).

(ix) The Company will provide you with (including reimbursements to you for) reasonable outplacement services consistent with past practices of the Company prior to the Change in Control.

(c) Excise Tax, Gross-Up and Related Provisions. In the event you become entitled to any amounts payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the “CiC Payments”), if any of such CiC Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you at the time specified in Section 5 hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax (taking into account the loss of itemized deductions) and employment tax and Excise Tax upon the payment provided for by this Section 4(c), shall be equal to present value of the Total Payments. If any portion of the Total Payments would be subject to the imposition of the Excise Tax, and if a reduction of any compensation or benefit under Section 4(b) by an amount not exceeding 10% of the Safe Harbor Amount would avoid the imposition of the Excise Tax on you, payments and benefits payable pursuant to Section 4(b) of this Agreement shall be reduced to the extent necessary (but not more than 10% of the Safe Harbor Amount and only to the extent necessary) to result in no imposition of the Excise Tax on you. This cut-back provision shall apply to amounts and benefits payable hereunder which are designated in writing by you prior to the applicable payment date or, if no designation has been made, to payments and benefits hereunder as determined by the Company so as to minimize the amount of your compensation that is reduced (i.e., the payments that to the greatest extent are parachute payments shall be reduced to the extent authorized hereunder). “Safe Harbor Amount” shall mean one dollar less than 300% of the “base amount” as determined in accordance with Section 280G(b)(3) of the Code.

For purposes of determining whether any of the CiC Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i) The Severance Payments and any other payments or benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which together constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by the Company’s independent auditors and reasonably acceptable to you (the “Tax Counsel”), such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 4(c)(i) above), provided, however, that no payment or benefit shall be treated as subject to the Excise Tax or as a parachute payment if you have effectively waived in writing, prior to the Date of Termination, your right to receive such payment or benefit; and

(iii) The value of any non-cash benefits or any deferred payments or benefit shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation (taking into account the loss of itemized deductions) in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of your Termination, you shall repay to the Company, within ten days after the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined. In the event that the subsequent determinations as to the Excise Tax affect the calculations relating to the cut-back provisions, such amounts will be recalculated and the provisions of this Section 4(c) applied based on the revised calculations, with interest applied to any payments by either party at the rate provided in Section 1274(b)(2)(B) of the Code.

(d) Time of Payment. [The payments provided for in Sections 4(b)(i), (ii), (iii), (iv), (v) and (viii) and Section 4(c) shall be made not later than the fifth day following the Date of Termination, subject to any requirement for delay of payments and subject to all other rules under Section 5.] If the amount of such payments due on a given payment date cannot be finally determined on or before that payment date, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 5(e)(i)) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the due date for such payment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, you shall be obligated to repay such excess amount on the fifth business day after demand by the Company, together with interest at the rate provided in Section 5(e)(i). At the time that payments are made under this Section and Section 5, the Company will provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including any opinions or other advice the Company received from Tax Counsel, outside counsel, auditors or consultants.

(e) Notice. During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

(f) Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 4(f) shall be applicable during the Protected Period only.

(i) Cause. “Cause” for termination by the Company of your employment, during the Protected Period, shall mean (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by you) for a period of at least 30 consecutive days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (C) you are convicted of, or have entered a plea of nolo contendere to, a felony. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the

Company. The foregoing notwithstanding, you will not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, you were guilty of conduct set forth above in this Section 3(f)(ii) and specifying the particulars thereof in detail.

(ii) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination which, in the case of a Termination by the Company (other than a Termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a Termination by you, shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given.

(iii) Disability. “Disability” shall have the meaning stated in the Company’s short- and long-term disability plans as in effect immediately prior to a Change in Control.

(iv) Good Reason. “Good Reason” for Termination of your employment will mean the occurrence, without your express written consent, of any one of the following unless such circumstances are fully corrected prior to the Date of Termination:

(A) the assignment to you of any duties inconsistent with your status as an officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(B) a material reduction by the Company in your annual base salary or target annual incentive bonus from the levels in effect immediately prior to the Change in Control or as the same may be increased from time to time;

(C) the relocation of the principal place of your employment to a location more than 50 miles from the location of such place of employment on the date of this Agreement; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control or, if you have consented to such a relocation, the failure by the Company to provide you with all of the benefits of the Company’s relocation policy as in operation immediately prior to a Change in Control;

(D) the failure by the Company to pay to you any material amount or portion of your compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(E) the failure by the Company to continue in effect any compensation or benefit plan which is material to your compensation and in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company’s pension (including, without limitation, the Company’s Retirement Plan, BEP and the Company’s Savings and Investment Program, including the Company’s Benefit Equalization Plan for the Savings and Investment Program), life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof; or

(H) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(f)(iv) hereof (and, if applicable, the requirements of Section 4(f)(ii) hereof), which purported termination shall not be effective for purposes of this Agreement.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall not constitute Good Reason (i) if you do not provide notice to the Company of the circumstances constituting Good Reason within 90 days after you first become aware of such event and at least 30 days before your Termination for Good Reason, or (ii) if Notice of Termination is not timely provided to the Company by you within 120 days of the date that you first become aware (or reasonably should have become aware) of the occurrence of such event (any such Notice must specify a Date of Termination not more than 90 days after the Notice is provided to the Company).

(v) Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi) Retirement Date. “Retirement Date” shall mean the later of (i) the Executive’s normal retirement date under the Retirement Plan and (ii) such other date for retirement by the Executive which has been approved by the Board with the consent of the Executive.

(g) Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination stated in such Notice, the party receiving such Notice notifies the other party that a dispute exists concerning the Termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is no longer appealable); provided however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. In case of such a dispute, the Company shall continue to pay you the full compensation in effect when the Notice giving rise to the dispute was given (including salary) or, if greater, the full compensation in effect immediately prior to the Change in Control, and continue you as a participant, on a basis at least as favorable to you as in effect immediately prior to the Change in Control, in all compensation, benefit and insurance plans in which you were participating when such Notice was given, until the dispute is finally resolved. Amounts paid under this Section 4(g) are in addition to all other amounts due under this Agreement but without duplication under Section 4(a) or 4(b)(i) hereof, and shall not be offset against or reduce any other amounts due under this Agreement.

5. Special Rules for Compliance with Code Section 409A. This Section 5 serves to ensure compliance with applicable requirements of Section 409A of the Internal Revenue Code (the “Code”). Certain provisions of this Section 5 modify other provisions of this Agreement. If the terms of this Section 5 conflict with other terms of the Agreement, the terms of this Section 5 control. This Section 5 is effective as of January 1, 2009.

(a) Timing of Certain Payments. Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)	Accrued Payments at Termination. Sections 4(a)(ii) and 4(b)(i) of this Agreement require payment of amounts accrued at the date of your Termination. Unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment after Termination, compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements but in no event more than 60 days after your Termination of employment.

(ii)	Performance-Based Payments. In the case of payments under Sections 4(a)(ii), 4(b)(i) and 4(b)(iii)(A) as incentive compensation for performance in a year completed before the year of your Termination, the payment shall be made at the earliest of the date specified under the applicable Plan or five days after your Date of Termination, subject to any applicable requirement under Section 5(d) or 5(e)(vi); provided that the rule under Section 5(c)(iii) shall apply.

(iii)	Certain Benefits. With respect to benefits provided under Section 4(b)(vi) (life and health insurance benefits and perquisites), Section 4(b)(vii) (retiree medical benefits), and Section 4(b)(ix) (outplacement services), the provision of each such benefit (whether provided in kind by the Company, provided by third parties but to be paid for by the Company, or reimbursed to you by the Company) in each calendar year shall be deemed a separate payment by the Company, and each component separately covered by clauses (A) – (E) below shall be deemed a separate payment. The following payment rules apply to ensure, to the greatest extent possible, that provision of these benefits does not result in Section 409A penalties to you:

(A)	Payments that are non-taxable to you are intended to be not subject to Section 409A.

(B)	Certain payments, including but not limited to business expense reimbursements and outplacement services, are excluded from being deemed deferrals of compensation under Treasury Regulation § 1.409A-1(b)(9)(v)(A), (B) and (C); such payments may be incurred or provided during the period from Termination until the last day of your second taxable year following the taxable year of your Termination, provided that reimbursements must be paid no later than the end of the year following the year the reimbursable expense arose (or any greater or lesser period applicable to medical expenses under Treasury Regulation § 1.409A-1(b)(9)(v)(B)).

(C)	Certain payments shall be excluded under other applicable provisions of Treasury Regulation § 1.409A-1 – A-6 (including Treasury Regulation § 1.409A-1(b)(4) and (10) – (12)).

(D)	Any such payments not covered under the foregoing rules shall be payable as a reimbursement to you or as an in-kind benefit to you meeting the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv). For this purpose, the amount of any such payment in any one of your taxable years shall not affect the eligible amount of a related payment in any other of your taxable years (excluding medical expenses to the extent provided in Treasury Regulation § 1.409A-3(i)(1)((iv)(B)), and any payment in reimbursement of an eligible expense shall be made no later than the last day of your taxable year following the taxable year in which the expense was incurred. Other provisions of this Agreement and any other company policy notwithstanding, a payment subject to this clause (D) may not be subject to liquidation or exchange for another benefit.

(E)	Any payment not excluded from being a deferral of compensation and not otherwise covered by clauses (A) – (D) above shall nevertheless be payable as a separate payment under this Agreement.

(iv)	Gross-Up. Gross-up payments payable under Section 4(c) will be paid as promptly as practicable after the excise tax is payable by you, and in any event must be paid no later than the end of your taxable year next following the taxable year in which you remit the excise tax or related taxes to the taxing authorities.

(v)	Legal Fees and Related Costs and Expenses. Any legal fees and other costs and expenses payable by the Company under Section 8 shall be paid within 30 days of the date the Company receives the bill therefore, and in any event the fees and other costs and expenses must be paid or reimbursed no later than the end of your taxable year next following the taxable year in which you incurred the legal fees or other costs and expenses.

(vi)	Other Payments. Any payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 5(b), (c) and (d) below.

(vii)	No Influence on Year of Payment. In the case of any payment under the Agreement payable during a specified period of time following a Termination or other event, if such permitted payment period begins in one calendar year and ends in a subsequent calendar year, you shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by you.

(b) Special Rules for Severance Payments. In the case of Severance Payments payable under Section 4(b)(ii), the following rules will apply:

(i)	Severance Under Other Plans; Separate Payments. If you would be entitled to participate in the Company’s Senior Executive Severance Plan or any other plan providing for severance payments upon a Termination not for cause and not during the Protected Period (the “Pre-CiC Plan”), the amount of such severance that would have been payable if your Termination were not otherwise subject to this Agreement shall be calculated at the time of your Termination (the “Pre-CiC Plan Severance”). Each installment payment that would have comprised the Pre-CiC Plan Severance shall be deemed a separate payment for all purposes, including for purposes of Section 409A. The portions of the Severance Payment payable under Section 4(b)(ii) that exceeds the Pre-CiC Plan Severance amount (or the present value thereof, if such present valuing is required to comply with Section 409A), including the part attributable to the higher multiple applicable under Section 4(b)(ii) to base salary as compared to the Pre-CiC Plan and the part attributable to including annual bonus in the formula as compared to the Pre-CiC Plan, will each be deemed to be a separate payment for all purposes, including for purposes of Section 409A (the “Separate Lump Sums”).

(ii)	Severance Payment Timing Rules. The portion of the Severance Payment that shall be payable as a lump-sum payment within five days after Termination shall equal (A) the amount of those installments of the Pre-CiC Plan Severance that constituted short-term deferrals under Treasury Regulation § 1.409A-1(b)(4), plus (B) the maximum amount of the Pre-CiC Plan Severance payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), plus (C) the Separate Lump Sums identified in Section 5(b)(i) above (if and to the extent that each amount qualifies as a short-term deferral under Code Section 409A), plus (D), if the six-month delay rule in Section 5(d) does not apply, all remaining amounts of the Severance Payment (except as otherwise provided in Section 5(b)(iii)). Any other amounts of such Severance Payment (i.e., amounts subject to the six-month delay rule) shall be paid at the date six months after the date of your Termination, together with applicable interest, except as otherwise provided in Section 5(b)(iii).

(iii)	Payments of 409A Deferrals For a Termination Not Within Two Years After a 409A Change in Control. If either (A) the Change in Control does not involve a transaction that constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), or (B) your Termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control (including a termination governed by the preamble to Section 4), payments under Section 5(b)(ii) other than those specified in Section 5(b)(ii)(A), (B) and (C) (i.e., payments that constitute deferrals under Section 409A) must be paid at the times and in the form applicable to the corresponding Pre-CiC Plan Severance. This provision does not apply if you would not have been entitled to Pre-CiC Plan Severance under any circumstances.

(c) Special Rules for Other Payments. With respect to amounts payable under Sections 4(b)(iii) (incentive and performance awards), 4(b)(iv) (particularly restricted stock units), 4(b)(v) (Additional Amounts under the Retirement Plan and the BEP), and 4(b)(viii) (replacement of forfeited matching contributions under the Savings Plan), the following rules will apply:

(i)	Separate Payments. The amounts payable under each such separate provision of Sections 4(b)(iii) – (v) and 4(b)(viii) and replacing each amount or installment under a separately identifiable plan or arrangement shall each be deemed to be a separate payment for all purposes, including for purposes of Section 409A (subject to any further designation of separate payments explicitly made in such separately identifiable plan or arrangement for purposes of Section 409A).

(ii)	Payment Timing Rules. A payment referenced in Section 5(c)(i) shall be payable as a lump-sum payment within five days after Termination (subject to Section 5(e)(vi)) if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 5(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be used only to the extent not relied upon for other payments or benefits) and (D), the six-month delay rule in Section 5(d) does not apply to the separate payment (except as otherwise provided in Section 5(c)(iii)). Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be paid at the date six months after the date of your Termination, together with applicable interest, except as otherwise provided in Section 5(c)(iii). Any delay in payment under the six-month delay rule shall not limit your rights under this Agreement to not forfeit a specified item of compensation as a result of your Termination.

(iii)	Payments of 409A Deferrals For a Termination Not Within Two Years After a 409A Change in Control. If a payment referenced in Section 5(a)(ii) or 5(c)(ii) is a direct payment or a substitute or replacement for a right to payment (the “Original Payment Right”) that constitutes a deferral of compensation under Section 409A, and if either (A) the Change in Control does not involve a 409A Change in Control, or (B) your Termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control (including a termination governed by the preamble to Section 4), then such payments (including the payments under Section 5(c)(ii) other than those specified in Section 5(c)(ii)(A), (B) and (C)) (i.e., payments that constitute deferrals under Section 409A) must be paid at the times and in the form applicable to a separation from service under the terms of the Original Payment Right, subject to Section 5(d) and Section 5(e)(vi). If in no circumstances was such payment payable upon a separation from service under the Original Payment Right, then this Section 5(c)(iii) shall not apply.

(d) Six-Month Delay Rule.

(i)	General Rule. The six-month delay rule will apply to certain payments and benefits under the Agreement if all of the following conditions are met:

(A)	You are a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) for the year in which the Termination occurs. The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)	The Company’s stock is publicly traded on an established securities market or otherwise.

(C)	The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after your Termination.

(ii)	Effect of Rule. If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after your separation from service.

(A)	Any delayed payment or benefit shall be paid on the date six months after your separation from service.

(B)	During the six-month delay period, accelerated payment will occur in the event of your death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1–A-6.

(C)	Any payment that is not triggered by a Termination, or is triggered by a Termination but would be made more than six months after the Termination (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

(iii)	Limit to Application of Six-Month Delay Rule. If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e) Other Provisions.

(i)	Interest on Delayed Payments. If any payment is delayed by application of the six-month delay rule under Section 5(d) or a delay resulting from the application of Section 5(b)(iii) or 5(c)(iii), interest will accrue on such unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Section 1274(b)(2)(B) of the Internal Revenue Code and in effect at the date the amount would have been paid but for the six-month delay rule hereunder.

(ii)	Good Reason. The definition of “Good Reason” in Section 4(f)(iv) of the Agreement has been modified to qualify as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(iii)	Non-transferability. No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by your creditors or of any of your beneficiaries.

(iv)	No Acceleration. The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without you incurring a tax penalty.

(v)	The timing of any payment under Section 4(a)(i) (relating to Disability) will be the same as would have been the case under the relevant short-term or long-term disability plan.

(vi)	If you are obligated hereunder to execute a release, non-competition, or other agreement as a condition to receipt of a payment hereunder, the Company will supply to you a form of such release or other document not later than the date of your Termination, which must be returned within the time period required by law and must not be revoked by you within the applicable time period in order for you to satisfy any such condition. If any amount payable during a fixed period following your Termination is subject to such a requirement and the fixed period would begin in one year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action by you including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any payment hereunder in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to you upon deposit but with distribution from such escrow remaining subject to your execution and non-revocation of such release or other document.

6. Mitigation. Except as provided in Section 4(b)(vi) hereof, you shall not be required to mitigate the amount of payments or benefits provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

7. Noncompetition and Related Covenants. In consideration for the payments and benefits provided by the Company under this Agreement, you shall execute, concurrent with the execution of this Agreement, a noncompetition agreement with the Company in the form attached to this Agreement as Exhibit A, which agreement provides that, for a one-year period following your termination of employment with the Company or any of its subsidiaries or affiliates, you will not engage in any competitive activity with the Company or any of its subsidiaries or affiliates. In addition, if you receive any payment or benefit pursuant to Section 4(b)(iv), the forfeiture conditions in the nature of a “clawback” applicable to the award or the related payment or benefit shall become covenants to be performed following termination. A portion of the payments and benefits under Section 4(b) shall be deemed compensation for your performance of the covenants referred to in this Section 7.

8. Costs of Proceedings. The Company shall pay all costs and expenses, including all reasonable attorneys’ fees and disbursements, of the Company and, at least monthly, you in connection with any legal proceedings, whether or not instituted by the Company or you, relating to the interpretation or enforcement of any provision of this Agreement; provided that if you instituted the proceeding and a finding (no longer subject to appeal) is entered that you instituted the proceeding in bad faith, you shall pay all of your costs and expenses, including attorneys’ fees and disbursements and reimburse the Company for any and all attorneys’ fees and disbursements the Company had paid on your behalf. The Company shall pay prejudgment interest on any money judgment obtained by you as a result of such proceeding, calculated at the prime rate of The Chase Manhattan Bank as in effect from time to time from the date that payment should have been made to you under this Agreement.

9. Miscellaneous.

(a) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(c) Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(d) Modifications. Except as otherwise set forth in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. The Company may amend this Agreement without your written consent if such amendment would not materially and adversely affect your rights under this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(f) Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(g) Surviving Obligations. The obligations of the Company and your obligations under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

(h) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements (including any prior Change in Control Agreement between the parties), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

BRISTOL-MYERS SQUIBB COMPANY

By:
[Name]
[Title]